EXHIBIT 99.1

ANTON DIST. INC. COMPLETES NAME CHANGE TO ANDRESMIN GOLD CORPORATION, FORWARD STOCK SPLIT, AND AGREEMENT TO ACQUIRE 100% OF THE OUTSTANDING SHARES OF GRUPO MINERO INTERNATIONAL S.A.C.

DRAFT May 10, 2004 – Anton Dist. Inc. (“Anton”) (NASD OTC-BB: “ANDI”) is pleased to announce that effective May 10, 2004, Anton has by action of all of the shareholders taken the following corporate actions: (i) effected a forward stock split on a basis of thirteen new shares for each one old share; (ii) changed its name from Anton Dist. Inc. to “Andresmin Gold Corporation”; (iii) ratified the adoption of the Stock Option Plan adopted by Anton’s Board of Directors on March 30, 2004; (iv) elected Messrs. Len De Melt, Lance Larsen and Wayne D. Johnstone to serve as Directors of Anton until the next annual meeting of the shareholders or until their successors shall have been elected and qualified; and (v) ratified the selection of Moore Stephens Ellis Foster Ltd. as the independent public accountant for Anton for the fiscal year ending June 30, 2004.

Effective May 10, 2004, Anton, now called Andresmin Gold Corporation (the “Company”), will trade under the new symbol of “ASGC” and have the new CUSIP number 034422 10 5.

The Company wishes to announce that it has signed a binding letter agreement (the “Letter Agreement”) to acquire 100% of the issued and outstanding shares of Grupo Minero Internacional S.A.C. (“Grupo”), a company organized under the laws of Peru, in exchange for US$230,000.  The Letter Agreement is subject to the satisfactory due diligence conducted by the Company of Grupo.  The Company and Grupo intend to enter into a more formal share purchase agreement and other documents that more fully delineate and formalize the terms outlined in the Letter Agreement.

Grupo holds a 100% interest in 9 separate mineral exploration projects, encompassing a total of 16,400 hectares, in Peru.  The most noteable property is the Winicocha project which is located in Cusro department of Southern Peru.  Grupo recently acquired a 100% interest in Winicocha from Centromin, a State-owned company responsible for vending some of Peru’s most select mineral projects including the massive $2.3 billion Antamina copper-zinc mine.  The Antamina mine is owned by BHP Billiton, Noranda Inc., Teck Cominco Limited, and Mitsubishi Materials Corporation.

The Winicocha project has a gold production history dating back to the Spanish conquistadors, who first discovered and mined the ore from near surface gold veins. These veins occur within a large zone of argillic and silicic alteration which also hosts anomalous gold values, suggesting potential for a low-grade bulk tonnage gold deposit.

Gold at Winicocha occurs in the form of mineralized veins, a stockwork or quartz veinlets, and metasomatic replacement bodies. Previous limited work by Empresa Minera Especial Tintaya (BHP) in the early 1990’s included 1,580 meters of trenching in the stockwork and in the near surface high grade gold veins. To date, 19 vein systems have been identified and traced over 2,000 meters.  Sample assays range to 21 grams per tonne gold and 75 grams per tonne silver, and the mineralization remains open for expansion along strike.

Additional untested potential lies in the stockwork zone, which represents a large and very attractive heap leach gold target.  The stockwork occurs in both quartz-monzonite and diorite, with gold mineralized quartz fracture fills. The stockwork currently covers an area 7,850 meters by 3,800 meters long, and remains open for expansion in all directions, including depth.   Further potential can be seen at Winicocha in the outcrops associated with the magnetite bodies - the largest outcrop is 300 by 600 meters and remains untested at depth.  The Winicocha project encompasses over 8,500 hectares.

The Company is now starting the first modern gold exploration program at Winicocha.  Crews have been mobilized to initiate the first geophysical surveys on the property, which have been designed to select high priority exploration targets for drilling. Comprehensive grid sampling of surface outcrops is also underway.  A Phase I drilling program will commence immediately upon the completion and analysis of the results of the geophysics scheduled to commence in July.

Other recent acquisitions by Grupo, of which the Company will own 100% upon completion of the Letter Agreement, from Centromin include the Huarangayoc gold polymetallic project, and the Pira project, a significant silver, lead, and zinc mineralization.  Both projects are located in the central region of the Cordillera Negra in the Ancash department of Peru.

Previous limited exploration by Centromin on the Huarangayoc property identified two mineralized systems.  Surface samples taken from the project assayed 6.0 grams per tonne gold, 9.4% lead, and 75 grams per tonne silver.  Each of the known mineralized zones at Huarangayoc remains open for expansion.  A mapping and sampling program, followed by a drilling program, are scheduled to commence in June 2004.

Mineralization on the Pira property exists in four know veins, the most important being the Carmen vein, which has seen limited historical silver-lead-zinc ore production. Previous workings include five small adits progressing 219 meters along the Carmen vein.  Preliminary exploration by Centromin also suggests disseminated mineralization associated with a sub-volcanic dacite stock.  Centromin samples taken from the oxide outcrops returned assays ranging to 625 grams per tonne silver, 3.6% lead 0.1% zinc, and up to 0.65 grams per tonne gold.  A mapping and sampling program will commence in July 2004.

In additional to the three aforementioned projects, Grupo owns six other highly prospective grassroots gold exploration projects which are strategically located in three of Peru’s historically rich mining provinces.  These projects all host old Spanish colonial workings, often associated with near surface high grade gold and silver mineralization, and there is strong alteration in the mineralized volcanics on each property.  A mapping and sampling program will commence on these projects in July 2004.

For further information please contact:

WESTIN COMMUNICATIONS INC.

1-800-430-4034

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, ANTON'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS.  THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.